Exhibit 99.1

Unique Fabricating, Inc. Reports Third Quarter 2019 Financial Results

Auburn Hills, MI - November 7, 2019 -- Unique Fabricating, Inc. ("Unique Fabricating” or the "Company”) (NYSE American: UFAB), which engineers and manufactures multi-material foam, rubber, and plastic components utilized in noise, vibration and harshness management and air/water sealing applications for the automotive and industrial market, today announced its financial results for the third quarter ended September 29, 2019.

Third Quarter 2019 Financial Results

•	Net sales of $38.5 million in the third quarter of 2019, compared to $42.1 million in the third quarter of 2018

•	$1.7 million inventory allowance and $1.0 million in restructuring charges primarily related to the closing of the Evansville, Indiana plant

•
Net loss of ($1.3) million, or $(0.13) per basic and diluted share in the third quarter of 2019 compared to net income of $0.6 million, or $0.06 per basic and diluted share in the third quarter of 2018

•
Adjusted EBITDA of $2.6 million in the third quarter of 2019, including $1.0 million in restructuring expense, compared to $3.4 million in the third quarter of 2018, including $0.2 million in restructuring expense (1)

(1) For a reconciliation of GAAP to Non-GAAP results for Adjusted EBITDA and Adjusted diluted earnings per share please refer to the financial tables below.

As previously announced, Doug Cain joined Unique Fabricating as President and CEO on September 30th. In the six weeks since joining Unique Fabricating, he has visited all but two of the Company’s manufacturing facilities and met personally with all levels of the organization. In addition, he held meetings with many of our stakeholders and service providers to make a comprehensive assessment of the business and the organization. Richard Baum, Chairman of Unique Fabricating stated; “We are delighted to have a person of Doug’s caliber join the team. With his extensive experience in efficiently and effectively executing turnarounds and driving profitable growth, we are confident Unique Fabricating will return to its historic track record of successful top and bottom-line performance.” When asked to comment on his new role, Cain stated “When I took on this role a short while ago, I knew that there was a clear match between the needs of the Company and my results driven leadership in high volume manufacturing operations. I am very pleased with the positive reactions from all involved to the changes underway. I believe our team has identified significant opportunities in many areas to drive operational and financial improvements across the entire organization.”

Baum concluded “Our core automotive and industrial markets remain strong and our customer relationships are sound, even as these industries see continued volatility and end customer demand challenges. I am confident that we will continue to play a vital role in the auto industry efforts to reduce weight and noise while improving fuel efficiency and battery range in vehicles. “

Third Quarter Financial Summary

Net sales for the quarter ended September 29, 2019 decreased to $38.5 million, down 8.3%, or $3.5 million from $42.1 million during the same period last year. The decrease was primarily driven by the end of life of certain vehicle platforms, business loss associated with the on-going plant closure at Evansville, Indiana and the prior year plant closure of Ft. Smith, Arkansas, and the United Auto Workers (UAW) strike at General Motors. Gross profit for the quarter ended September 29, 2019 was $7.2 million, or 18.6% of total revenue, compared to $8.5 million, or 20.3% of net sales, for the corresponding period last year. The decrease in gross profit was primarily related to the decline in net sales combined with the inventory allowance of $1.7 million taken during the current quarter. Restructuring expense for the quarter ended September 29, 2019 of $1.0 million was primarily related to the previously announced closure of the Evansville plant and compares to $0.2 million in the same period last year. Net loss for the quarter ended September 29, 2019 was $(1.3) million, or $(0.13) per basic and diluted share, compared to net income of $0.6 million, or $0.06 per basic and diluted share, in the third quarter of 2018. The net loss for the period was primarily due to lower net sales coupled with the inventory allowance and restructuring expenses described above.

Adjusted EBITDA for the quarter ended September 29, 2019 was $2.6 million compared to $3.4 million in the third quarter of 2018. The decrease is primarily the result of lower sales and gross profit as a percentage of sales, as well as the inventory allowance and restructuring expenses described above. Please refer to the financial tables below for a reconciliation of GAAP to Non-GAAP results.

Year to Date Financial Summary

Net sales for the first nine months of 2019 was $116.9 million, down 13.5%, or $18.2 million, from $135.1 million during the same period last year. The decrease was primarily driven by the end of life of certain vehicle platforms, business loss associated with the on-going plant closure at Evansville, Indiana and the prior year plant closure of Ft. Smith, Arkansas, and the UAW strike at a General Motors coupled with an overall decline in North American vehicle production of 1.3%. Gross profit for the first nine months of 2019 was $23.7 million, or 20.3% of net sales, compared to $30.8 million, or 22.8% of net sales, for the corresponding period last year. The decrease in gross profit was primarily related to the decline in net sales combined with the $1.7 million inventory allowance, while the decline in gross profit margin percentage was primarily the result of the $1.7 million inventory allowance recorded in cost of goods sold. Restructuring expense for the first nine months of 2019 was $1.8 million and is primarily related to the closing of the Evansville, Indiana plant, $0.9 million, and salaried restructuring activities, $0.9 million, during Q1 and Q2 2019 and compares to $1.2 million of restructuring activities related to the closure of Fort Smith, Arkansas and Port Huron, Michigan plants in the same period last year.

Inclusive of the $9.3 million in non-recurring charges, net loss for first nine months of 2019 was $(9.1) million, or $(0.93) per basic and diluted share, compared to net income of $3.9 million, or $0.40 per basic share and $0.39 diluted share, in the corresponding period last year. The net loss for the period was primarily due to the goodwill impairment, $6.7 million, and restructuring expense described above, as well as lower sales during the year resulting in a gross profit decline, combined with higher interest expense due to a non-cash unfavorable mark-to-market on an interest rate swap and higher interest rates.

Adjusted EBITDA for the first nine months of 2019 was $8.5 million compared to $13.9 million in the same period last year. The decrease is primarily a result of lower sales and the corresponding contribution margin combined with the inventory allowance. Please refer to the financial tables below for a reconciliation of GAAP to Non-GAAP results.

Balance Sheet Summary

As of September 29, 2019, the Company had approximately $1.5 million in cash and cash equivalents, as compared to December 30, 2018 when the Company had $1.4 million in cash and cash equivalents. Total debt outstanding as of September 29, 2019 was $50.8 million compared to $55.9 million as of December 30, 2018, as the Company utilized operating cash to pay down outstanding debt during the year.

As of September 29, 2019, the Company had $10.0 million of available unused capacity, which includes a reduction for an outstanding letter of credit and a reduction in borrowing base capacity to $24.9 million under its Revolving Line of Credit.

Quarterly Results Conference Call

Unique Fabricating will host a conference call and live webcast to review the quarterly results and provide a corporate update today at 9 a.m. Eastern Time. To access the call, please dial 844-407-9500 (toll-free) or 862-298-0850 and if requested, reference conference ID 55678. The conference call will also be webcast live on the Investor Relations section of the company's website at http://uniquefab.investorroom.com.

Following the conclusion of the live call, a replay of the webcast will be available on the Investor Relations section of the Company's website for at least 90 days. A telephonic replay of the conference call will also be available from 12

p.m. ET on November 7, 2019 until 9 a.m. ET on November 21, 2019 by dialing 877-481-4010 (United States) or 919-882-2331 (international) and using the pin number 55678.

About Unique Fabricating, Inc.

Unique Fabricating, Inc. (NYSE American: UFAB) engineers and manufactures components for customers in the automotive and industrial appliance markets. The Company’s solutions are comprised of multi-material foam, rubber, and plastic components and utilized in noise, vibration and harshness (NVH) management, acoustical management, water and air sealing, decorative and other functional applications. Unique leverages proprietary manufacturing processes, including die cutting, thermoforming, compression molding, fusion molding, and reaction injection molding to manufacture a wide range of products including air management products, heating ventilating and air conditioning (HVAC), seals, fender stuffers, air ducts, acoustical insulation, door water shields, gas tank pads, light gaskets, topper pads, mirror gaskets and glove box liners. The Company is headquartered in Auburn Hills, Michigan. For more information, visit http://www.uniquefab.com/.

About Non-GAAP Financial Measures

We present Adjusted EBITDA in this press release to provide a supplemental measure of our operating performance. We define Adjusted EBITDA as earnings before interest expense, income tax expense, depreciation and amortization expense, non-cash stock awards, goodwill impairment, non-recurring integration expense, transaction fees related to our acquisitions, restructuring expenses, and one-time consulting and licensing ERP system implementation costs as we implement a new ERP system at all locations. We believe that Adjusted EBITDA is a useful performance measure used by us to facilitate a comparison of our operating performance and earnings on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting our business than measures under generally accepted accounting principles in the United States of America (GAAP) can provide alone. Our board and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance and for evaluating on a quarterly and annual basis actual result against such expectations, and as a performance evaluation metric in determining achievement of certain compensation programs and plans for Company management. In addition, the financial covenants in our senior secured credit facility are based on Adjusted EBITDA, as presented in this press release, subject to dollar limitations on certain adjustments and certain other addbacks permitted by our senior secured credit facility. These non-GAAP financial measures may have limitations as analytical tools, and these measures should not be considered in isolation as a substitute for analysis of Unique Fabricating's results as reported under GAAP.

Safe Harbor Statement

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. Forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause the Company's or the Company's industry's actual results, levels of activity, performance or achievements including statements relating to the Company’s 2019 Outlook to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by this press release. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions are used to identify these forward looking statements. Such forward-looking statements include statements regarding, among other things, our expectations about revenue, Adjusted EBITDA, and adjusted diluted earnings per share. All such forward-looking statements are based on management’s present expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, those discussed in our Annual Report on Form 10-K for the year ended December 30, 2018 filed with the Securities and Exchange Commission and in particular the Section entitled “Risk Factors”, as well as any updates to those risk factors filed from time to time in our periodic and current reports filed with the Securities and Exchange Commission. All statements contained in this press release are made as of the date of this press release, and Unique Fabricating does not intend to update this information, unless required by law. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.

Investor Contact:
FNK IR
Rob Fink
646-809-0408
rob@fnkir.com

Source: Unique Fabricating, Inc.

UNIQUE FABRICATING, INC.
Condensed Consolidated Statements of Operations (Unaudited)

	Thirteen Weeks Ended September 29, 2019	Thirteen Weeks Ended September 30, 2018	Thirty-Nine Weeks Ended September 29, 2019	Thirty-Nine Weeks Ended September 30, 2018
Net sales	$38,549,844	$42,051,968	$116,905,831	$135,098,491
Cost of sales	31,375,421	33,528,457	93,219,296	104,305,811
Gross profit	7,174,423	8,523,511	23,686,535	30,792,680
Selling, general, and administrative expenses	6,538,005	7,226,204	21,234,250	22,571,692
Impairment of goodwill	—	—	6,760,397	—
Restructuring expenses	990,649	175,526	1,815,188	1,155,910
Operating (loss) income	(354,231)	1,121,781	(6,123,300)	7,065,078
Non-operating (expense) income
Other (expense) income, net	(13,496)	21,166	29,303	(43,167)
Interest expense	(1,148,700)	(836,887)	(3,580,434)	(2,433,360)
Total non-operating expense, net	(1,162,196)	(815,721)	(3,551,131)	(2,476,527)
(Loss) income – before income taxes	(1,516,427)	306,060	(9,674,431)	4,588,551
Income tax (benefit) expense	(252,270)	(320,763)	(597,862)	698,830
Net (loss) income	$(1,264,157)	$626,823	$(9,076,569)	$3,889,721
Net (loss) income per share
Basic	$(0.13)	$0.06	$(0.93)	$0.40
Diluted	$(0.13)	$0.06	$(0.93)	$0.39
Cash dividends declared per share	$—	$0.15	$0.05	$0.45

UNIQUE FABRICATING, INC.
Condensed Consolidated Balance Sheets (Unaudited)

	September 29, 2019	December 30, 2018
Assets
Current assets
Cash and cash equivalents	$1,527,065	$1,409,593
Accounts receivable – net	27,852,600	30,831,182
Inventory – net	14,532,549	16,285,507
Prepaid expenses and other current assets:
Prepaid expenses and other	2,606,478	2,511,486
Refundable taxes	1,405,034	983,073
Total current assets	47,923,726	52,020,841
Property, plant, and equipment – net	24,991,472	25,077,745
Goodwill	22,110,782	28,871,179
Intangible assets– net	12,598,169	15,568,383
Other assets
Investments – at cost	1,054,120	1,054,120
Deposits and other assets	225,057	198,854
Deferred tax asset	744,920	496,181
Total assets	$109,648,246	$123,287,303
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$12,805,366	$11,465,222
Current maturities of long-term debt	2,947,498	3,350,000
Income taxes payable	—	40,634
Accrued compensation	2,329,549	2,848,282
Other accrued liabilities	1,731,984	1,432,109
Total current liabilities	19,814,397	19,136,247
Long-term debt – net of current portion	33,432,062	34,667,768
Line of credit-net	14,453,598	17,904,869
Other long-term liabilities	1,037,994	395,154
Deferred tax liability	1,470,413	2,295,105
Total liabilities	70,208,464	74,399,143
Stockholders’ Equity
Common stock, $0.001 par value – 15,000,000 shares authorized and 9,779,147 and 9,779,147 issued and outstanding at September 29, 2019 and December 30, 2018, respectively	9,780	9,780
Additional paid-in-capital	45,998,996	45,881,848
Retained earnings	(6,568,994)	2,996,532
Total stockholders’ equity	39,439,782	48,888,160
Total liabilities and stockholders’ equity	$109,648,246	$123,287,303

UNIQUE FABRICATING, INC.
 Condensed Consolidated Statements of Cash Flows (Unaudited)

	Thirty-Nine Weeks Ended September 29, 2019	Thirty-Nine Weeks Ended September 30, 2018
Cash flows from operating activities
Net (loss) income	$(9,076,569)	$3,889,721
Adjustments to reconcile net income to net cash provided by operating activities:
Impairment of goodwill	6,760,397	—
Inventory allowance	1,741,924	—
Depreciation and amortization	5,139,638	4,947,495
Amortization of debt issuance costs	133,112	106,609
Loss on sale of assets	4,959	5,179
Bad debt adjustment	191,363	(52,483)
Loss (gain) on derivative instrument	745,803	(5,645)
Stock option expense	117,148	98,621
Deferred income taxes	(1,073,431)	27,797
Changes in operating assets and liabilities that provided (used) cash:
Accounts receivable	2,787,219	(3,902,083)
Inventory	11,034	(1,176,587)
Prepaid expenses and other assets	(646,119)	(445,198)
Accounts payable	336,821	2,708,213
Accrued and other liabilities	(259,492)	614,747
Net cash provided by operating activities	6,913,807	6,816,386
Cash flows from investing activities
Purchases of property and equipment	(2,129,658)	(4,691,424)
Proceeds from sale of property and equipment	41,548	28,205
Net cash used in investing activities	(2,088,110)	(4,663,219)
Cash flows from financing activities
Net change in bank overdraft	1,003,323	(364,849)
Payments on term loans and note payable	(3,012,500)	(2,962,477)
Proceeds from capital expenditure line	1,300,000	—
(Repayment) proceeds from revolving credit facilities, net	(3,510,091)	5,088,039
Proceeds from exercise of stock options and warrants	—	34,000
Distribution of cash dividends	(488,957)	(4,395,904)
Net cash used in financing activities	(4,708,225)	(2,601,191)
Net increase (decrease) in cash and cash equivalents	117,472	(448,024)
Cash and cash equivalents – beginning of period	1,409,593	1,430,937
Cash and cash equivalents – end of period	$1,527,065	$982,913
Supplemental disclosure of cash flow Information – cash paid for
Interest	$3,442,309	$2,304,312
Income taxes	$356,964	$1,178,482

UNIQUE FABRICATING, INC.
Reconciliation of GAAP Net Income to Adjusted EBITDA

	Thirteen Weeks Ended September 29, 2019	Thirteen Weeks Ended September 30, 2018	Thirty-Nine Weeks Ended September 29, 2019	Thirty-Nine Weeks Ended September 30, 2018
GAAP Net income	$(1,264,157)	$626,823	$(9,076,569)	$3,889,721
Plus: Interest expense, net	1,148,702	836,887	3,580,436	2,433,360
Plus: Income tax expense (benefit)	(252,270)	(320,763)	(597,862)	698,830
Plus: Depreciation and amortization	1,735,357	1,661,677	5,139,638	4,947,495
Plus: Non-cash stock award	18,735	32,681	117,146	98,621
Plus: Non-recurring expenses	14,333	127,981	82,664	127,981
Plus: Transaction fees	—	26,717	—	26,717
Plus: Restructuring expenses	990,649	175,526	1,815,188	1,155,910
Plus: One-time consulting and licensing ERP system implementation costs	254,829	202,572	649,505	522,256
Plus: Goodwill impairment	—	—	6,760,397	—
Adjusted EBITDA	$2,646,178	$3,370,101	$8,470,543	$13,900,891